Cooper Standard Second Quarter Gross Profit Ramps Higher;
Further Margin Expansion Expected in Second Half of the Year

NORTHVILLE, Mich., August 1, 2024 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the second quarter 2024.

Second Quarter 2024 Summary
•Gross profit totaled $82.9 million, an increase of 6.7% compared to second quarter 2023
•Net loss of $76.2 million, or $(4.34) per diluted share, was negatively impacted by a one-time non-cash pension settlement charge and restructuring expense
•Adjusted net loss of $11.3 million, or $(0.64) per diluted share, improved by 43.5% vs. the second quarter of 2023
•Adjusted EBITDA of $50.9 million, or 7.2% of sales, reflected an increase of $3.0 million or 6.2% vs. the second quarter of 2023
•Net new business awards totaled $60.6 million

“Continuing strong performance in operations, quality, delivery and safety during the second quarter helped drive higher gross profit and adjusted EBITDA margins,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “In addition, we successfully implemented an aggressive cost optimization initiative during the second quarter that is expected to drive significant savings beginning with the third quarter of 2024. We anticipate approximately $20 million of realized savings in the second half of 2024, and the full annualized savings of $45 million in 2025, significantly improving our outlook for future profitability and cash flow.”

Consolidated Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(dollar amounts in millions except per share amounts)
Sales	$708.4	$723.7	$1,384.8	$1,406.2
Net loss	$(76.2)	$(27.8)	$(107.9)	$(158.2)
Adjusted net loss	$(11.3)	$(20.0)	$(41.9)	$(66.1)
Loss per diluted share	$(4.34)	$(1.61)	$(6.16)	$(9.15)
Adjusted loss per diluted share	$(0.64)	$(1.15)	$(2.39)	$(3.83)
Adjusted EBITDA	$50.9	$47.9	$80.3	$60.4
The year-over-year change in second quarter sales was primarily attributable to the divestiture of our Technical Rubber business in the third quarter of 2023 and unfavorable foreign exchange. These were partially offset by favorable volume and mix, including sustainable price adjustments.

Net loss for the second quarter 2024 was $76.2 million, including a non-cash pension settlement charge of $46.8 million, restructuring charges of $17.8 million and other special items. Net loss for the second quarter 2023 was $27.8 million, including restructuring charges of $8.5 million and other special items. Excluding these special items, adjusted net loss was $11.3 million in the second quarter 2024 compared to adjusted net loss of $20.0 million in the second quarter of 2023. The year-over-year improvement was primarily due to favorable volume and mix, sustainable price adjustments, savings generated from lean manufacturing and purchasing initiatives, and lower net interest expense. These positive drivers were partially offset by continuing inflationary pressure, including higher labor and energy costs, and unfavorable foreign exchange.

Adjusted EBITDA for the second quarter of 2024 was $50.9 million compared to $47.9 million in the second quarter of 2023. The year-over-year improvement was primarily due to favorable volume and mix, sustainable price adjustments, and savings generated from lean manufacturing and purchasing initiatives. These items were partially offset by unfavorable foreign exchange and continuing inflationary pressures, including higher labor and energy costs.

Adjusted net loss, adjusted EBITDA and adjusted loss per diluted share are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

New Business Awards

The Company continues to leverage its world-class engineering and manufacturing capabilities, its innovation programs and its reputation for quality and service to win new business awards with its OEM customers and capitalize on positive trends associated with hybrid and battery electric vehicles. During the second quarter of 2024, the Company received net new business awards totaling $60.6 million in anticipated future annualized sales. This included $25.1 million of net new business awards on hybrid vehicle platforms and $37.2 million of net new business awards on battery electric vehicles, partially offset by $1.7 million net run out or loss of business related to traditional internal combustion engine (ICE) platforms.

Segment Results of Operations

As of the beginning of 2024, the Company has realigned its operating management structure on a product line basis rather than the prior geographic region basis. The new structure is expected to optimize asset and resource allocation, enhance operating efficiency and aid in accelerating growth. As a result of the structural change, the Company reports financial results across two product line segments - Sealing Systems and Fluid Handling Systems. On this basis, the segment results for the second quarter of 2024 are as follows:

Sales

	Three Months Ended June 30,			Variance Due To:
	2024	2023	Change	Volume / Mix*	Foreign Exchange	Divestitures
	(dollar amounts in thousands)
Sales to external customers
Sealing systems	$364,946	$372,977	$(8,031)	$(2,485)	$(5,546)	$—
Fluid handling systems	322,742	317,167	5,575	8,017	(2,442)	—
Total for reportable segments	$687,688	$690,144	$(2,456)	$5,532	$(7,988)	$—
Corporate, eliminations and other	20,674	33,596	(12,922)	1,704	—	(14,626)
Consolidated	$708,362	$723,740	$(15,378)	$7,236	$(7,988)	$(14,626)
* Net of customer price adjustments, including recoveries.

Adjusted EBITDA

	Three Months Ended June 30,			Variance Due To:
	2024	2023	Change	Volume/ Mix*	Foreign Exchange	Cost Decreases/(Increases)**
	(dollar amounts in thousands)
Segment adjusted EBITDA
Sealing systems	$35,035	$35,562	$(527)	$(3,004)	$(4,995)	$7,472
Fluid handling systems	16,282	13,641	2,641	10,858	(9,761)	1,544
Total for reportable segments	$51,317	$49,203	$2,114	$7,854	$(14,756)	$9,016
Corporate, eliminations and other	(404)	(1,264)	860	1,580	180	(900)
Consolidated	$50,913	$47,939	$2,974	$9,434	$(14,576)	$8,116
* Net of customer price adjustments, including recoveries.
** Net of divestitures and restructuring savings.

Additional detail on our quarterly segment variance analyses is available in our periodic filings with the Securities and Exchange Commission.

Cash and Liquidity

As of June 30, 2024, Cooper Standard had cash and cash equivalents totaling $93.8 million. Total liquidity, including availability under the Company's amended senior asset-based revolving credit facility, was $266.5 million at the end of the second quarter of 2024.

Based on current expectations for light vehicle production and customer demand for our products, the Company believes it has sufficient financial resources to support ongoing operations and the execution of planned strategic initiatives for the foreseeable future. These financial resources include current cash on hand, continuing access to flexible credit facilities, and expected future positive cash generation.

Outlook

Industry projections for full-year global light vehicle production in 2024 have been softening since the beginning of the year and are now slightly lower than levels realized in 2023. While the Company expects to continue leveraging new program launches and enhanced commercial agreements to drive growth, inflation and unfavorable foreign exchange are expected to continue as headwinds. Despite this continued slow growth environment, the Company expects the aggressive lean cost structure initiatives implemented in the second quarter will drive improvements in profit margins and cash flow in the second half of the year.

Reflecting these market dynamics, the Company has updated its full-year guidance as follows:

	Initial 2024 Guidance[1]		Current 2024 Guidance[1]
Sales	$2.8 - $2.9 billion		$2.7 - $2.8 billion
Adjusted EBITDA[2]	$180 - $210 million		$180 - $200 million
Capital Expenditures	$75 - $85 million		$50 - $60 million
Cash Restructuring	$15 - $20 million		$25 - $30 million
Net Cash Interest	$70 - $75 million		$93 - $95 million
Net Cash Taxes	$20 - $25 million		$25 - $30 million
Key Light Vehicle Productions Assumptions (Units)
North America	15.8	million	15.8	million
Europe	17.4	million	17.1	million
Greater China	28.9	million	29.1	million
South America	3.0	million	2.8	million
1 Guidance is representative of management's estimates and expectations as of the date it is published. Initial guidance was first presented in our earnings press release published on February 15, 2024. Current guidance as presented in this press release considers July 2024 S&P Global (IHS Markit) production forecasts for relevant light vehicle platforms and models, customers' planned production schedules and other internal assumptions.
2 Adjusted EBITDA is a non-GAAP financial measure. The Company has not provided a reconciliation of projected adjusted EBITDA to projected net income (loss) because full-year net income (loss) will include special items that have not yet occurred and are difficult to predict with reasonable certainty prior to year-end. Due to this uncertainty, the Company cannot reconcile projected adjusted EBITDA to U.S. GAAP net income (loss) without unreasonable effort.

Conference Call Details

Cooper Standard management will host a conference call and webcast on August 2, 2024 at 9 a.m. ET to discuss its second quarter 2024 results, provide a general business update and respond to investor questions. Investors and other interested parties may listen to the call by accessing the online, real-time webcast at
https://ir.cooperstandard.com/events.

To participate by phone, callers in the United States and Canada can dial toll-free at 800-836-8184 (international callers dial 646-357-8785) and ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions during Q&A. Participants should dial-in at least five minutes prior to the start of the call.

A replay of the webcast will be available on the investors' portion of the Cooper Standard website (https://ir.cooperstandard.com) shortly after the live event.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., with locations in 21 countries, is a leading global supplier of sealing and fluid handling systems and components. Utilizing our materials science and manufacturing expertise, we create innovative and sustainable engineered solutions for diverse transportation and industrial markets. Cooper Standard's approximately 23,000 employees are at the heart of our success, continuously improving our business and surrounding communities. Learn more at www.cooperstandard.com or follow us on LinkedIn, X, Facebook, Instagram or YouTube.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: volatility or decline of the Company’s stock price, or absence of stock price appreciation; impacts and disruptions related to the wars in Ukraine and the Middle East; our ability to achieve commercial recoveries and to offset the adverse impact of higher commodity and other costs through pricing and other negotiations with our customers; work stoppages or other labor disruptions with our employees or our customers’ employees; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; significant costs related to manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; the potential impact of any future public health events on our financial condition and results of operations; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations.; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Sales	$708,362	$723,740	$1,384,787	$1,406,198
Cost of products sold	625,422	646,026	1,240,204	1,286,656
Gross profit	82,940	77,714	144,583	119,542
Selling, administration & engineering expenses	52,408	54,605	107,774	106,694
Amortization of intangibles	1,605	1,672	3,266	3,479
Restructuring charges	17,781	8,499	18,914	10,878
Impairment charges	—	654	—	654
Operating income (loss)	11,146	12,284	14,629	(2,163)
Interest expense, net of interest income	(28,635)	(34,034)	(57,916)	(64,254)
Equity in earnings of affiliates	1,302	656	3,572	458
Loss on refinancing and extinguishment of debt	—	—	—	(81,885)
Pension settlement charge	(46,787)	—	(46,787)	—
Other expense, net	(5,129)	(2,561)	(8,778)	(6,565)
Loss before income taxes	(68,103)	(23,655)	(95,280)	(154,409)
Income tax expense	8,080	4,765	12,211	5,123
Net loss	(76,183)	(28,420)	(107,491)	(159,532)
Net (income) loss attributable to noncontrolling interests	(60)	591	(412)	1,336
Net loss attributable to Cooper-Standard Holdings Inc.	$(76,243)	$(27,829)	$(107,903)	$(158,196)

Weighted average shares outstanding:
Basic	17,564,015	17,334,918	17,513,076	17,282,462
Diluted	17,564,015	17,334,918	17,513,076	17,282,462

Loss per share:
Basic	$(4.34)	$(1.61)	$(6.16)	$(9.15)
Diluted	$(4.34)	$(1.61)	$(6.16)	$(9.15)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands except share amounts)

	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$93,793	$154,801
Accounts receivable, net	367,132	380,562
Tooling receivable, net	72,197	80,225
Inventories	171,851	146,846
Prepaid expenses	27,125	28,328
Value added tax receivable	61,507	69,684
Other current assets	42,964	40,140
Total current assets	836,569	900,586
Property, plant and equipment, net	568,381	608,431
Operating lease right-of-use assets, net	92,184	91,126
Goodwill	140,688	140,814
Intangible assets, net	37,089	40,568
Other assets	92,039	90,774
Total assets	$1,766,950	$1,872,299

Liabilities and Equity
Current liabilities:
Debt payable within one year	$49,551	$50,712
Accounts payable	333,555	334,578
Payroll liabilities	100,939	132,422
Accrued liabilities	113,952	116,954
Current operating lease liabilities	19,623	18,577
Total current liabilities	617,620	653,243
Long-term debt	1,057,322	1,044,736
Pension benefits	97,715	100,578
Postretirement benefits other than pensions	27,959	28,940
Long-term operating lease liabilities	76,203	76,482
Other liabilities	51,036	58,053
Total liabilities	1,927,855	1,962,032
Equity:
Common stock, $0.001 par value, 190,000,000 shares authorized; 19,384,716 shares issued and 17,318,907 shares outstanding as of June 30, 2024, and 19,263,288 shares issued and 17,197,479 shares outstanding as of December 31, 2023	17	17
Additional paid-in capital	514,905	512,164
Retained deficit	(499,719)	(391,816)
Accumulated other comprehensive loss	(168,276)	(201,665)
Total Cooper-Standard Holdings Inc. equity	(153,073)	(81,300)
Noncontrolling interests	(7,832)	(8,433)
Total equity	(160,905)	(89,733)
Total liabilities and equity	$1,766,950	$1,872,299

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Six Months Ended June 30,
	2024	2023
Operating activities:
Net loss	$(107,491)	$(159,532)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	49,070	52,319
Amortization of intangibles	3,266	3,479
Impairment charges	—	654
Pension settlement charge	46,787	—
Share-based compensation expense	4,862	2,705
Equity in (earnings) losses of affiliates, net of dividends related to earnings	(1,995)	720
Loss on refinancing and extinguishment of debt	—	81,885
Payment-in-kind interest	12,367	27,500
Deferred income taxes	915	20
Other	2,601	2,376
Changes in operating assets and liabilities	(36,594)	5,024
Net cash (used in) provided by operating activities	(26,212)	17,150
Investing activities:
Capital expenditures	(28,077)	(46,760)
Other	242	1,638
Net cash used in investing activities	(27,835)	(45,122)
Financing activities:
Proceeds from issuance of long-term debt, net of debt issuance costs	—	925,020
Repayment and refinancing of long-term debt	—	(927,046)
Principal payments on long-term debt	(1,255)	(949)
Decrease in short-term debt, net	(264)	(1,240)
Debt issuance costs and other fees	(1,403)	(74,376)
Taxes withheld and paid on employees' share-based payment awards	(571)	(209)
Other	—	(238)
Net cash used in financing activities	(3,493)	(79,038)
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(4,580)	(4,565)
Changes in cash, cash equivalents and restricted cash	(62,120)	(111,575)
Cash, cash equivalents and restricted cash at beginning of period	163,061	192,807
Cash, cash equivalents and restricted cash at end of period	$100,941	$81,232

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheets:
	Balance as of
	June 30, 2024	December 31, 2023
Cash and cash equivalents	$93,793	$154,801
Restricted cash included in other current assets	5,267	7,244
Restricted cash included in other assets	1,881	1,016
Total cash, cash equivalents and restricted cash	$100,941	$163,061

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of sales. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on S&P Global (IHS Markit) forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net loss:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss attributable to Cooper-Standard Holdings Inc.	$(76,243)	$(27,829)	$(107,903)	$(158,196)
Income tax expense	8,080	4,765	12,211	5,123
Interest expense, net of interest income	28,635	34,034	57,916	64,254
Depreciation and amortization	25,873	27,816	52,336	55,798
EBITDA	$(13,655)	$38,786	$14,560	$(33,021)
Restructuring charges	17,781	8,499	18,914	10,878
Impairment charges (1)	—	654	—	654
Loss on refinancing and extinguishment of debt (2)	—	—	—	81,885
Pension settlement charge (3)	46,787	—	46,787	—
Adjusted EBITDA	$50,913	$47,939	$80,261	$60,396

Sales	$708,362	$723,740	$1,384,787	$1,406,198
Net loss margin	(10.8)%	(3.8)%	(7.8)%	(11.2)%
Adjusted EBITDA margin	7.2%	6.6%	5.8%	4.3%
(1)Non-cash impairment charges in 2023 related to certain assets in Asia Pacific.
(2)Loss on refinancing and extinguishment of debt relating to refinancing transactions in 2023.
(3)One-time, non-cash pension settlement charge and administrative fees incurred related to the termination of our U.S. pension plan.

Adjusted Net Loss and Adjusted Loss Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

The following table provides a reconciliation of net loss to adjusted net loss and the respective loss per share amounts:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net loss attributable to Cooper-Standard Holdings Inc.	$(76,243)	$(27,829)	$(107,903)	$(158,196)
Restructuring charges	17,781	8,499	18,914	10,878
Impairment charges (1)	—	654	—	654
Loss on refinancing and extinguishment of debt (2)	—	—	—	81,885
Pension settlement charge (3)	46,787	—	46,787	—
Tax impact of adjusting items (4)	398	(1,284)	323	(1,355)
Adjusted net loss	$(11,277)	$(19,960)	$(41,879)	$(66,134)

Weighted average shares outstanding:
Basic	17,564,015	17,334,918	17,513,076	17,282,462
Diluted	17,564,015	17,334,918	17,513,076	17,282,462

Loss per share:
Basic	$(4.34)	$(1.61)	$(6.16)	$(9.15)
Diluted	$(4.34)	$(1.61)	$(6.16)	$(9.15)

Adjusted loss per share:
Basic	$(0.64)	$(1.15)	$(2.39)	$(3.83)
Diluted	$(0.64)	$(1.15)	$(2.39)	$(3.83)
(1)Non-cash impairment charges in 2023 related to certain assets in Asia Pacific.
(2)Loss on refinancing and extinguishment of debt relating to refinancing transactions in 2023.
(3)One-time, non-cash pension settlement charge and administrative fees incurred related to the termination of our U.S. pension plan.
(4)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred and other discrete tax expense.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)

The following table defines free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net cash (used in) provided by operating activities	$(12,013)	$(13,229)	$(26,212)	$17,150
Capital expenditures	(11,243)	(17,497)	(28,077)	(46,760)
Free cash flow	$(23,256)	$(30,726)	$(54,289)	$(29,610)